As filed with the Securities and Exchange Commission on November 13, 2025

Registration No. 333-290836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENCORE ENERGY CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5950 Berkshire Lane, Suite 210

Dallas, Texas 75225

(361) 239-2025

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Willette

5950 Berkshire Lane, Suite 210

Dallas, Texas 75225

(361) 239-2025

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Charles T. Haag

Winston & Strawn LLP

2121 North Pearl Street, Suite 900

Dallas, Texas 75201

(214) 453-6500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANTORY NOTE

The purpose of this Amendment No. 3 (“Amendment No. 3”) to the Registration Statement on Form S-3 (Registration No. 333-290836) of enCore Energy Corp. as filed with the Securities and Exchange Commission on October 10, 2025 (the “Registration Statement”) is to update the auditor’s consent filed with the Registration Statement as Exhibit 23.1 and reinstate the delaying legend provided by Rule 473(a) of the Securities Act of 1933. Amendment No. 3 does not modify any provision of the base prospectus that forms a part of the Registration Statement, and as such, the base prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered Securities registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the offered Securities. All such amounts will be borne by enCore Energy Corp.

SEC registration fee	$48,335.00
FINRA filing fee	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Transfer agent fees and expenses	(1)
Printing fees and expenses
Miscellaneous expenses	(1)
Total	(1)

(1)	These fees are calculated based on the Securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

enCore Energy Corp. (“we”, “us” or “the Company”) is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

•	is or was a director or officer of the Company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the Company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the BCBCA, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be;

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful; or

•

if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the BCBCA, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under our Articles, and subject to the BCBCA, we must indemnify a director, former director or alternate director and his or her heirs and personal or other legal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in our Articles.

Under our Articles, and subject to the BCBCA, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with our directors and officers.

Pursuant to our Articles, the failure of a director, alternate director or officer to comply with the BCBCA or our Articles does not, of itself, invalidate any indemnity to which he or she is entitled under our Articles.

Under our Articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of the Company;

•	is or was a director, alternate director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of the Company, or

•

at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a corporation or a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the United States Securities Act be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The exhibits listed in the exhibit index, appearing elsewhere in this registration statement, have been filed as part of this registration statement.

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

3.1*	Articles of enCore Energy Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report for the year ended December 31, 2024, as filed with the SEC on March 3, 2025)

4.1**	Form of Warrant Agreement

4.2**	Form of Subscription Receipts Agreement

4.3**	Form of Share Purchase Contract

4.4**	Form of Unit Agreement

4.5*	Form of Indenture

5.1*	Opinion of Morton Law LLP

5.2*	Opinion of Winston & Strawn LLP

23.1	Consent of KPMG LLP

23.2*	Consent of Morton Law LLP (included in Exhibit 5.1)

23.3*	Consent of Winston & Strawn (included in Exhibit 5.2)

23.4*	Consent of Ray Moores, P.E.

23.5*	Consent of Christopher McDowell, P.G.

23.6*	Consent of SOLA Project Services, LLC

24.1*	Powers of Attorney

25.1***	Form T-1

107*	Filing Fee Table

*	Previously filed.
**

To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.

***	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended (the “Indenture Act”).

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 17.	Undertaking.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of Securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the Securities in the registration statement to which that prospectus relates, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the Securities: the undersigned registrant undertakes that in a primary offering of Securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the Securities to the purchaser, if the Securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its Securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 13, 2025.

enCore Energy Corp.

By:	/s/ Robert Willette
Name: Robert Willette
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title

/s/ Robert Willette Robert Willette	Director, Chief Executive Officer (Principal Executive Officer)

* Kevin Kremke	Chief Financial Officer (Principal Financial and Accounting Officer)

* William M. Sheriff	Director

* Dennis E. Stover	Director

* Mark S. Pelizza	Director

* William B. Harris	Director

* Susan Hoxie-Key	Director

* Nathan Tewalt	Director

*By:	/s/ Robert Willette
Robert Willette Attorney-in-Fact